                                                                   Exhibit 10.25

                             CUSTOM SALES AGREEMENT

                                     between

                          PEERLESS SYSTEMS CORPORATION

                                       and

                   INTERNATIONAL BUSINESS MACHINES CORPORATION


* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CUSTOM SALES AGREEMENT

BASE AGREEMENT
Signature Version
International Business Machines Corporation                    281 Winter Street
                                                               Waltham, MA 02154

                                                            Agreement No. 000334

Customer:  Peerless Systems Corporation
           2381 Rosecrans Avenue, Suite 400
           El Segundo, CA 90245
           Telephone: (310) 536-0908

This Custom Sales Agreement between Peerless Systems Corporation ("Peerless" or "Customer") and International Business Machines Corporation ("IBM"), which consists of this Base Agreement and Statement of Work Attachments, shall be referred to as the "Agreement". The term of this Agreement commences on April 23, 2001 (the "Effective Date") and expires on April 22, 2004, unless the parties agree in writing to extend it or unless terminated pursuant to Section 13 of this Base Agreement.

By signing below, the parties each agree to be bound by the terms and conditions of this Agreement including the initial Statement of Work, Attachment No. 1, and no additional signature on the initial Statement of Work is required. Subsequent Statement of Work Attachments under this Agreement must be signed by both parties to become effective.

Upon signature by both parties, it is agreed this Agreement constitutes the complete and exclusive agreement between them superseding all contemporaneous or prior agreements, written or oral, relating to the subject matter notwithstanding anything contained in any document issued by either party. This Agreement may not be amended or modified except by a written amendment signed by duly authorized signatories of both parties.

The parties expressly acknowledge that they have received and are in possession of a copy of any referenced item that is not physically attached to the Agreement and any such item will be treated as if attached.

Accepted and Agreed To:
Peerless Systems Corporation                   International Business Machines
                                               Corporation

By:        /s/ William R. Neil                 By:    /s/ John G. Beiswenger
   ---------------------------------              ------------------------------

Name:  William R. Neil                         Name:  John G. Beiswenger

Title: Vice President of Finance and           Title: Exec. Mgr. WW Contracts &
       Chief Financial Officer                        Business Practices, IBM TG


Base Agreement                     Page 1 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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1.0 DEFINITIONS

Capitalized terms in this Agreement have the following meanings. An Attachment may define additional terms; however, those terms apply only to that Attachment.

1.1 "Item" shall mean any part, specification, design, document, report, data or the like which Peerless delivers to IBM under this Agreement.

1.2 "Product" shall mean production units to be sold or purchased under this Agreement. Products shall not include Prototypes.

1.3 "Prototype" shall mean a preliminary version of a Product which may or may not be functional, is intended for internal use and testing and not for resale, and is not suitable for production in commercial quantities.

1.4 "Purchase Order Lead Time" shall mean the required minimum amount of time between IBM's receipt of the purchase order issued by Peerless and the requested shipment date that is necessary to accommodate manufacturing cycle time.

1.5 "Related Company" of a party hereunder shall mean a corporation, company or other entity which controls or is controlled by such party or by another Related Company of such party, where control means ownership or control, direct or indirect, of more than fifty (50) percent of: (i) the outstanding voting shares or securities (representing the right to vote for the election of directors or managing authority), or (ii) the ownership interests representing the right to make decisions for such a corporation, company or other entity (as the case may be in a partnership, joint venture or unincorporated association having no outstanding shares or securities). However, any such corporation, company or other entity shall be deemed to be a Related Company of such party only so long as such ownership or control exists.

1.6 "Service" shall mean any manufacturing activity or design, or engineering work IBM performs.

1.7 "Shipment Date" shall mean IBM's estimated date of shipment.

2.0 AGREEMENT STRUCTURE

2.1 This Agreement consists of: (i) the Base Agreement which defines the basic terms and conditions of the relationship between the parties; and (ii) Attachments which specify the details of a specific work task. An Attachment may include additional or differing terms and conditions, however such terms and conditions apply only to that Attachment. Attachments also include any specification documents agreed to by the parties applicable to the specific work under that Attachment.

2.2 If there is a conflict among the terms and conditions of the various documents, Attachment terms and conditions govern.

2.3 Except for Product part numbers, part number descriptions, prices and quantities, purchase orders and acknowledgements will be used to convey information only and any terms and conditions on those are void and replaced by this Agreement.

2.4 Either party may include its Related Companies under this Agreement by written agreement with the other party.

2.5 Any purchase order submitted by Peerless during the term of this Agreement (whether or not it references this Agreement) for Products, Prototypes, or Services from IBM's Microelectronics Division shall be subject to and governed by the terms and conditions of this Agreement, unless there is another signed, written agreement in place between IBM and Peerless with respect to the subject matter of the purchase order. The foregoing shall be in effect regardless of whether Peerless and IBM have executed any Attachment specific to the Products, Prototypes, or Services ordered. If no such Attachment has been executed, then the terms of the Attachment most recently executed by Peerless and IBM shall control, except with respect to those matters which are uniquely applicable to the specific Product, Prototype or Service in question (such as specific NRE charges, Product pricing, specific Items, Product names and descriptions, Purchase Order Lead Times, and demand forecasts).

2.6 Notwithstanding anything stated herein this Agreement, Services undertaken by Peerless for IBM or undertaken by IBM for Peerless that are a result of or a consequence of the Product shall be subject to the terms and conditions herein.

2.7 For non-U.S. sales (Peerless takes title outside the U.S.), the contract of sale for Products and/or Prototypes purchased under this Agreement will be between the IBM legal entity that will supply the Products and/or Prototypes ("the Plant") and Peerless. It is agreed that all such orders will incorporate the terms of this Agreement whether expressly referenced or not, and will only be accepted subject to the terms of this Agreement. Orders will be accepted by the Plant when it issues an acceptance document thereby creating the contract of sale for the Products. IBM reserves the right to enforce the provisions of this Agreement on behalf of the Plant.

Base Agreement                     Page 2 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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2.8 For U.S. sales (Peerless takes title within the U.S.), the contract of sale for Products and/or Prototypes purchased under this Agreement will be between IBM and Peerless.

3.0 ORDER AND DELIVERY

3.1 Peerless shall order Products, Prototypes and Services by issuing written purchase orders, which are subject to acceptance by IBM. Purchase orders must be received by IBM in advance, with at least the Purchase Order Lead Time specified in the applicable Attachment.

3.2 Peerless is responsible for all freight and duty charges from IBM's shipping location. Title and risk of loss pass to the Peerless upon tender to the carrier for shipment to the Peerless.

4.0 PEERLESS' RESPONSIBILITIES

Peerless represents and warrants that:

4.1 Unless otherwise stated in an Attachment, Products will be: (1) integrated or incorporated into systems sold under Peerless' logo or trade name or as otherwise specified by IBM in an order confirmation; or (2) distributed in incidental additional quantities for use as service or upgrade parts in systems Peerless has sold. Peerless may also use up to 5% of the Products internally.

4.2 Peerless will not use any Products, Prototypes or Services acquired hereunder, or sell or transfer such Products, Prototypes or Services to any others including civilian end users for use, in conjunction with medical devices or military or nuclear applications.

4.3 Peerless will not: (1) make any representations or warranties about IBM or the Products, Prototypes or Services other than those IBM specifically authorizes in writing; or (2) take any action or make any commitment in IBM's name.

5.0 CANCELLATION AND RESCHEDULING

5.1 In the event that IBM's ability to supply Product becomes constrained, IBM may, as IBM deems reasonable, reduce quantities or delay shipments to Peerless. IBM shall give Peerless written notice of any such constraint and of the reduction in quantities of Product as early as is reasonably practicable.

5.2 Peerless may cancel or reschedule an order only upon prior written notice to IBM. In the event of a cancellation or reschedule which exceeds the rescheduling rights set forth in an applicable Attachment, Peerless shall pay the quoted price for Products, Prototypes and/or Services delivered or ready for shipment and the cancellation charges set forth in the applicable Attachment.

5.3 Peerless agrees that if Peerless decreases the total quantity of an order that has a unit price based on an agreed to quantity Peerless will pay an applicable higher unit price for previous shipments and for new shipments subject to the Pricing Schedule then in effect between the parties.

6.0 PAYMENT

6.1 Prices shall be as set forth in an applicable Attachment. IBM shall invoice Peerless after the Products or Prototypes have been shipped or the Services provided. Peerless shall pay the full amount of the invoice within thirty (30) days of the invoice date, provided however, that IBM shall have the right, in its sole discretion, to require payment before shipment or payment via letter of credit. IBM may stop shipments to Peerless if Peerless does not comply with applicable credit terms or limits or this Agreement. Late payment of invoices may be assessed a charge equal to the lesser of 1.5% per month of the balance due or the statutorily allowed maximum rate of interest in accordance with the laws of the State of New York.

7.0 TAXES

7.1 Peerless is responsible for all taxes related to Products, Prototypes and Services except for taxes based on IBM's net income.

8.0 LIMITED WARRANTY

8.1 Unless otherwise stated in an Attachment, IBM warrants all Products to be free from defects in material and workmanship for a period of thirty (30) days from date of shipment unless otherwise stated in an Attachment applicable to such Products. Peerless acknowledges that the functionality of Products is contingent on Peerless' designs and, therefore, such warranty does not apply to the functionality of Products fabricated under this Agreement. IBM warrants Services will be performed using reasonable care and skill.

8.2 IBM's sole liability and Peerless' sole remedy for breach of warranty shall be limited as stated in this

Base Agreement                     Page 3 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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Section 8 and Section 12, and in applicable Attachments.

8.3 If Peerless claims that any Products are nonconforming, Peerless shall (1) promptly notify IBM in writing of the basis for such nonconformity; (2) follow IBM's instructions for return of the Products; and (3) at IBM's request, return the Products freight collect to the IBM designated location. IBM has sole discretion to apply minimum return quantities.

8.4 If IBM determines such Products do not meet warranty, IBM will, at its option, repair or replace the Products or issue a credit at the most recent price. If IBM replaces the Products, the returned Products become IBM's property. This warranty does not cover Products that are defective because of accident, abuse, misuse, negligence, modification, improper maintenance, removal or alteration of labels by Peerless or a third party, failure caused by a product which IBM did not provide or for which IBM is not responsible, or use or storage in other than its specified operating environment.

8.5 This warranty is not transferable. No course of dealing, course of performance, usage of trade, or description of Product, Prototype or Service shall be deemed to establish a warranty, express or implied.

8.6 ALL PROTOTYPES ARE PROVIDED "AS IS" WITHOUT WARRANTY OR INDEMNIFICATION OF ANY KIND BY IBM.

8.7 THE FOREGOING WARRANTIES ARE PEERLESS' EXCLUSIVE WARRANTIES AND REPLACE ALL OTHER WARRANTIES OR TERMS, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF NONINFRINGEMENT AND THE IMPLIED WARRANTIES OR TERMS OF MERCHANTABILITY, FITNESS OR USAGE FOR PARTICULAR PURPOSE, AND SATISFACTORY QUALITY.

9.0 PATENTS AND COPYRIGHTS

9.1 If a third party claims that a Product or Service IBM provides to Peerless infringes that third party's patent or copyright, IBM will defend Peerless against that claim at IBM's expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that Peerless:

         1. promptly notifies IBM in writing of the claim; and
         2. allows IBM to control, and cooperates with IBM in, the defense and any related settlement negotiations.

If such a claim is made or appears likely to be made, Peerless agrees to permit IBM to enable Peerless to continue to use the Product or Service, or to modify it, or replace it with one that is at least functionally equivalent. If IBM determines that none of these alternatives is reasonably available, Peerless agrees to return the Product or Service to IBM upon written request. IBM will then give Peerless a credit equal to the amount the Peerless paid for the given Product or Service. Unless stated otherwise in a Statement of Work attached hereto, this is IBM's entire obligation to Peerless regarding any claim of infringement. 9.2 IBM shall have no obligation regarding any claim based on any of the following:

         1. anything Peerless provides which is incorporated into a Product or Service (including, but not limited to, specifications, designs, documents, reports, or data);
         2. Peerless' modification of a Product or Service;
         3. the combination, operation, or use of a Product or Service with any product, data, or apparatus that IBM did not provide; or
         4. infringement by a non-IBM product alone, as opposed to its combination with Products or Services that IBM provides to Peerless as a system.

9.3 If a third party claims that a Product or Service IBM provides to Peerless infringes that party's patent or copyright, and such claim is based upon any of the factors which constitute grounds for IBM to have no obligation to indemnify Peerless pursuant to the provisions of Section 9.2, Peerless will defend IBM against that claim at Peerless' expense and pay all costs, damages, and attorney's fees that a court finally awards.

9.4 Peerless warrants that it is the originator, rightful owner or licensee of all Items supplied to IBM hereunder and that to the best of Peerless' knowledge no part of such Items infringes any intellectual property rights.

Base Agreement                     Page 4 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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10.0 LICENSE

10.1 Except to the extent that IBM shall be entitled to any implied licenses which enable it to exercise its rights and perform its obligations under the terms of this Agreement, no license, immunity or other right is granted herein to IBM whether directly or by implication, estoppel, or otherwise, with respect to any patent, trademark, copyright, mask work, trade secret, utility model, know-how, or other intellectual property right Except to the extent that Peerless shall be entitled to certain rights arising by operation of the patent exhaustion doctrine, no license, immunity or other right is granted herein to Peerless whether directly or by implication, estoppel or otherwise, with respect to any patent, trademark, copyright, mask work, trade secret, utility model, know-how, or other intellectual property right.

11.0 TRADEMARK

11.1 Nothing in this Agreement grants either party any rights to use the other party's trademarks or trade names, directly or indirectly, in connection with any product, prototype, service, promotion, publication or publicity without prior written approval of the other party or trademark owner.

12.0 LIMITATION OF LIABILITY

12.1 Circumstances may arise where, because of a default on IBM's part or other liability, Peerless is entitled to recover damages from IBM. In each such instance, regardless of the basis on which Peerless is entitled to claim damages from IBM (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), IBM is liable for no more than:

         1. payments referred to in the patents and copyrights terms above;
         2. damages for bodily injury (including death) and damage to real property and tangible personal property; and
         3. the amount of any other actual direct damages up to the greater of U.S. $200,000 (or equivalent in local currency) or the charges for the Product or Service that is the subject of the claim. This limit also applies to any of IBM's subcontractors. It is the maximum for which IBM and its subcontractors are collectively responsible.

12.2 Under no circumstances is IBM, or its subcontractors, liable for any of the following:

         1. third-party claims against Peerless for damages (other than those under the first two items listed above);
         2. loss of, or damage to, Peerless' records or data; or
         3. special, incidental, or indirect damages or for any economic consequential damages (including lost opportunities, profits and savings), even if IBM is informed of their possibility.

13.0 TERMINATION

13.1 If either party materially breaches a term of this Base Agreement or an Attachment, the other party may, at its option, terminate this Agreement and/or the applicable Attachment(s) provided the party in breach is given written notice and fails to cure such breach within 30 days, or immediately in the event of (i) insolvency, dissolution or liquidation by or against either party, (ii) any assignment of either party's assets for the benefit of creditors, or (iii) any act or omission of an act by a party demonstrating its inability to pay debts generally as they become due. If IBM has a reasonable basis to believe any of the Items infringe an intellectual property right of any third party, IBM may immediately terminate its obligations hereunder as to Products relating to such Items upon thirty (30) day written notice. In the event that either party transfers substantially all of its business or assets to a third party, the other party may terminate this Agreement upon one-hundred and eighty days prior written notice, provided that any such notice must be given within thirty (30) days of the date that the terminating party receives notice of such transfer.

13.2 If IBM terminates this Agreement or an Attachment, IBM shall be entitled to treat any or all applicable outstanding purchase orders as if cancelled by Peerless, and Peerless shall pay (i) all reasonable IBM procurement costs applicable to the purchase orders cancelled,(ii) the quoted price applicable for any affected Products, Prototypes and/or Services delivered or ready for shipment, and (iii) the cancellation charges (if any) set forth in the applicable Attachment or Attachments. Monies owing IBM shall become immediately due and payable within thirty (30) days after IBM invoice.

Base Agreement                     Page 5 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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13.3 If Peerless terminates this Agreement or an Attachment, IBM will fill all applicable previously accepted purchase orders for Products, but IBM shall not be obligated to accept further applicable purchase orders after receiving notice.

13.4 This Base Agreement will continue after its termination or expiration with respect to any Attachments already in place until they expire, are terminated or completed. Provided that no monies are due IBM, applicable Items shall be disposed of as directed by Peerless in writing at Peerless' expense after a termination or expiration.

14.0 EXPORT REGULATIONS

14.1 Regardless of any disclosure made by Peerless to IBM of an ultimate destination of Products, Prototypes and technical data, Peerless will not export either directly or indirectly any Product, Prototype or technical data, or any system incorporating them, without first obtaining all required licenses and permits from all relevant government agencies and departments. In addition, Peerless warrants that Products and Prototypes are not for space or missile use, do not contain encryption, and do not relate to radiation hardened design, circuitry, manufacturing or testing.

14.2 Whenever IBM arranges for export or import, with respect to all relevant governmental and administrative authorities, including the United States and European Union, Peerless: (1) recognizes that IBM may not know or have reason to know the intended function of Peerless' products and technical data and must rely on Peerless to provide correct information for export and import of Products, Prototypes and technical data, (2) agrees to provide all information necessary to determine all relevant export authorizations and to export and import the Products, Prototypes and technical data, including as applicable the Export Classification Control Number (ECCN) and subheadings, and (3) agrees to assist with obtaining any required licenses and authorizations for export and import of Products, Prototypes and technical data and with making any required filings. Peerless shall be fully responsible for the correctness of information provided by Peerless and any use of it to comply with applicable regulations.

14.3 FAILURE TO COMPLY WITH THE EXPORT REGULATIONS PROVISIONS ABOVE SHALL VOID ALL WARRANTIES PROVIDED BY IBM HEREIN.

15.0 NOTICES

15.1 All communications and notices between the parties concerning this Agreement shall be given to the appropriate individual listed in the applicable Attachment and shall be deemed sufficiently made on the date personally served or sent via mail, facsimile or electronic data interchange. Communication by facsimile or electronic data interchange is acceptable as a "writing". The autographs of representatives of the parties, as received by facsimile or electronic data interchange, shall constitute "original" signatures.

16.0 INDEPENDENCE OF ACTION

16.1 Each party agrees that this Agreement will not restrict the right of either party to enter into agreements with other parties for same or similar work, or to make, have made, use, sell, buy, develop, market or otherwise transfer any products or services, now or in the future, so long as confidential information is not disclosed. IBM shall not sell, market or otherwise transfer to any third party any Products using the trademark or trade name of Peerless without prior written consent.

17.0 GENERAL

17.1 The terms and conditions of this Agreement shall be considered confidential. The parties hereto have executed a Confidential Disclosure Agreement with Agreement No. V4718 and a Supplement for Disclosure with Agreement No. V4718-4719 ("the CDA") and the parties agree that any confidential information will be exchanged pursuant to the CDA, or pursuant to the terms and conditions of any separately executed confidentiality agreement signed by and between the parties, including but not limited to any separately executed confidentiality agreement which supplements, replaces, or supersedes the CDA. Peerless shall not disclose the terms or conditions of this Agreement without IBM's prior written approval.

17.2 Each party shall comply, at its own expense, with all applicable United States (local, state and federal), European Economic Union, and other country or country group laws and regulations, and shall procure all licenses and pay all fees and other charges required thereby.

17.3 Except for Peerless' obligation to pay, neither party will be responsible for failing to perform under this Agreement for acts of God, natural disasters, or other similar causes beyond its reasonable control.

Base Agreement                     Page 6 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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17.4 The validity, construction, and performance of this Agreement will be governed solely by the substantive laws of the State of New York, United States as though this Agreement were executed in and fully performed within the State of New York. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Neither party will bring a legal action against the other more than one (1) year after the cause of action arose, except for actions for non-payment or to enforce intellectual property rights. Both parties agree that any action concerning this Agreement shall be brought in a federal Court of competent jurisdiction in the State of New York and hereby consent to the exclusive personal jurisdiction of any such court and to the venue in the Southern District of New York. If the federal court for the Southern District of New York lacks subject matter jurisdiction over the action, then the parties agree such action shall be brought in a state court of competent jurisdiction in the State of New York and hereby consent to the exclusive personal jurisdiction of any such court.

17.5 Except for IBM's right to payment, neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, IBM may subcontract sore or all of its obligations under this Agreement, provided that IBM's subcontractor shall be subject to the same terms and conditions herein.

17.6 No delay or failure by either party to act in the event of a breach or default hereunder shall be construed as a waiver of that or any subsequent breach or default of any provision of this Agreement.

17.7 If any part, term or provision of this Agreement is declared unlawful or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

17.8 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.9 All notices shall be in writing, sent in a manner that generates a reliable written receipt, and addressed to the attention of the individual signatories of this Agreement on behalf of the parties, unless either party specifies otherwise in an Attachment that notices for specific Products should be sent to the attention of a different addressee.

17.10 Any terms of this Agreement which by their nature extend beyond expiration or termination of this Agreement shall remain in effect until fulfilled and shall bind the parties and their legal representatives, successors, heirs and assigns.

17.11 The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) business days after delivery of said notice, executives of both parties who have the authority to settle the dispute shall meet at a mutually acceptable time and place (or shall appoint a representative with such authority to meet at a mutually agreeable time and place), and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter is not resolved within sixty (60) business days of the disputing party's notice, or if the parties fail to meet within twenty (20) business days, either party may seek any applicable remedies under law or at equity.

17.12 Peerless may authorize other parties to purchase Products from IBM ("Authorized Purchasers") at any time upon reasonable prior written notice to IBM. Peerless shall provide IBM with written authorization to sell to each such Authorized Purchaser. Such authorization shall state the name and address of the Authorized Purchaser and the specific Product(s) that Peerless authorizes such Authorized Purchaser to purchase. IBM may perform credit reviews of any Authorized Purchaser and based on the credit reviews, or for any other reason, IBM shall have the right to not sell Product to such Authorized Purchaser or to sell Product to such Authorized Purchaser under cash-in-advance, letter of credit or other payment terms, in IBM's sole discretion. IBM reserves the right to require each Authorized Purchaser to agree, in writing, to separate terms and conditions for the purchase of Product before IBM will accept its purchase orders. Peerless agrees to guarantee the performance of its Authorized Purchaser's performance under such agreement. Nothing herein prevents IBM from terminating any such agreement with an Authorized Purchaser in accordance with such agreement's terms and conditions, and Peerless shall not have any rights as against IBM with respect to IBM's sales to any Authorized Purchasers and Peerless shall not be a third party beneficiary of any such agreement.

         Upon sixty (60) days prior written notice, Peerless may provide IBM with notice that an Authorized Purchaser is no longer authorized to purchase Product under this Agreement, provided that (1) any remedy Peerless may be entitled to or seek resulting from any shipments to any such withdrawn Authorized Purchaser shall be between Peerless and such Authorized Purchaser and shall not involve or

Base Agreement                     Page 7 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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otherwise affect IBM; and (2) in the event of such a withdrawal, Peerless will either cancel any open orders and pay any applicable cancellation charges or accept delivery of and pay for any Products then being manufactured by IBM for the Authorized Purchaser.

Base Agreement                     Page 8 of 8      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

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                              CSSP Attachment No. 1
                        Custom Sales Agreement No. 000334

                                Statement of Work
                             CSSP PRODUCT TASK ORDER

Definitions

"ASIC(s)" shall mean application specific integrated circuits.

"Architectural Specification" shall mean the specification designating the design elements of the CSSP, which shall include, without limitation, the following: block diagrams showing all functional units on the CSSP; descriptions of the functional units on the CSSP referencing the core specifications where appropriate; system address map; DCR bus address map; clock domains and clock logic descriptions; preliminary pin-out description; and operating conditions and requirements.

"Architectural Specification Report" ("ASR") shall mean a written report containing the Architectural Specification for the CSSP, which shall be agreed upon by Peerless and IBM.

"At Shipment of Prototypes" ("ASP") shall mean the date of shipment of Prototypes to Peerless. "CSSP(s)" shall mean customer specific standard product(s).

"CSSP Verification Plan" shall mean a written report describing the process for verifying the overall design of the CSSP.

"IBM Deliverables" shall mean the information, materials and tools supplied to Peerless by IBM, as set forth in Part B of this Attachment, including, without limitation, the Prototype devices.

"IBM Design Kits" shall mean any IBM computer aided design software and data (including libraries) provided to Peerless and supported by IBM for the purpose of designing or testing CSSP designs, as updated and enhanced from time to time. IBM licenses any IBM Design Kits to Peerless under the terms and conditions of the IBM Design Kit License.

"Initial ASIC Design Review Checklist" ("IDR") shall mean a report in form and content as regularly used by IBM to make a preliminary assessment of the feasibility of Peerless' proposed Product design.

"Milestones" shall mean completion of the criteria specified in the (i) Initial ASIC Design Review ("IDR Milestone"), (ii) the Release to Layout Review ("RTL Milestone"), (iii) the release to manufacturing ("RTM Milestone"); and at shipment of Prototypes ("ASP") stages of work and the NRE payment milestones ("Payment Milestones") set forth in Section 7.0 of this SOW, except that the RTM milestone is considered a stage of work only and not a Payment Milestone.

"NRE" shall mean non-recurring engineering Services.

"Program Initiation" shall mean IBM's acceptance of Peerless' first purchase order for NRE.

"Product Specifications" shall mean those specifications for a Product, including but not limited to, post-layout EDIF and timing requirements (including clock skew requirements), a statement of post-layout test coverage, and I/O placement that are set forth in a Product's RTM expressly or by specific incorporation.

"Prototype Acceptance" shall mean Peerless' written approval that its evaluation process demonstrated Prototype conformance to Product Specifications.

"Release to Layout Checklist" ("RTL") shall mean a performance approval report in form and content as regularly used by IBM to document completion of the pre-layout Level Sensitive Scan Design ("LSSD") and timing analysis milestone of the Statement of Work.

"Release to Manufacturing Checklist" ("RTM") shall mean a performance approval report in form and

Attachment No. 1                   Page 1 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001
content as regularly used by IBM to document the design review milestone at the competition of the post-layout timing analysis.

1.0      Scope of Work

1.1 IBM will perform the CSSP functional design designated in Part B, CSSP physical design layout services and manufacture the CSSP Product(s) as described in Part A of this Attachment.

1.2 Peerless will provide IBM with the Peerless Items and cooperate with IBM to enable IBM to manufacture Product and to perform Services in accordance with this Agreement.

2.0      CSSP Design and Development Methodology

2.1 IBM's CSSP development checklists shall document the development of each of the Product design(s).

         2.1.1 The IDR will be used to make a feasibility assessment of Peerless' functional and operational requirements, and each of Peerless' and IBM's proposed functional specifications. The parties will also agree to a preliminary ASR and a preliminary CSSP Verification Plan. Peerless' signature on the IDR shall record Peerless' acknowledgment of satisfactory completion of all work on such Product through such Milestone, including, without limitation, the ASR and the preliminary CSSP Verification Plan.

         2.1.2 The RTL shall include, expressly or by specific incorporation, the design specifications for each individual functional unit of the Product to successfully enable IBM to place, route, perform static timing analysis and analyze Level Sensitive Scan Design ("LSSD") testability for the Product design data. The RTL shall document that the verification of the interconnect of the functional units is complete in accordance with the Preliminary CSSP Verification Plan. At RTL, the final ASR is complete. After RTL, the ASR is not subject to further change. The RTL shall also document the fact that all such information is available to Peerless and has been communicated to Peerless. Peerless' signature on the RTL shall record Peerless' acknowledgment of satisfactory completion of all work on such Product through such Milestone.

         2.1.3 Peerless' signature on the RTM shall record Peerless' acknowledgment of (i) satisfactory completion of all work on such Product through the RTM Milestone and (ii) the Product Specifications to which IBM's Product warranty obligations apply. To the extent that Product Specifications and test coverage contained in the RTM vary the Product Specifications and test coverage set forth in the IDR, the ASR, or the RTL, the Product Specifications and test coverage contained in the RTM shall govern.

         2.1.4 Peerless' signature on the IDR, the RTL, and the RTM checklists shall not be unreasonably withheld.

2.2 Any data relating to a Product design that Peerless is to furnish to IBM must be compatible with IBM Design Kits and Design Tools. All verification plans and Peerless verification procedures shall be compatible with IBM Design Kits, Tools and CSSP designs.

Attachment No. 1                   Page 2 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

3.0      Change Control

3.1 Peerless may, at any time and from time to time, by written notice to IBM, request changes to the part numbers, Product Specifications, Architectural Specifications, or work scope. IBM will submit a written report to Peerless setting forth the probable effect, if any, of such requested change on prices, payment or delivery. IBM shall not proceed with any change until the parties mutually agree to such change in writing and Peerless agrees in writing to pay any additional charges. The parties shall promptly amend this Attachment to incorporate any agreed changes.

3.2 If during the development cycle, any change warrants the use of a new image size, packaging option or technology, IBM reserves the right to re-quote the pricing in Section 7.0 based on the new design and the parties shall promptly amend this Attachment to incorporate the new pricing agreed to by the parties.

3.3 IBM may implement engineering changes required to satisfy governmental standards, protect Product or system integrity, or for environmental, health or safety reasons ("Mandatory Engineering Changes"). If requested by IBM, Peerless will use reasonable efforts to incorporate Mandatory Engineering Changes in Products already shipped by IBM. Except for Mandatory Engineering Changes, IBM shall give Peerless prior notice of engineering changes affecting the form, fit or function of a Product.

4.0      Forecasting

Prior to the IDR Milestone, Peerless shall provide IBM's customer account representative a Product demand forecast, which shall cover a minimum of twelve
(12) months broken out by Product and month. By the fifth day of each month, during the term of this Attachment, Peerless will provide IBM's customer account representative an updated Product demand forecast covering a rolling twelve (12) month period (not to extend beyond the term of this Attachment), which will be reviewed for approval by IBM within ten (10) days of receipt by IBM. IBM shall have the right to reject a forecast for any reason. Forecasts shall constitute good faith estimates of Peerless' anticipated requirements for Products but shall not contractually obligate IBM to supply, nor contractually obligate Peerless to purchase, the quantities of Product set forth in such forecasts.

5.0      Orders

5.1 Peerless will request delivery of Products by issuing written purchase orders to the IBM ordering location identified in Section 9.0 of this Attachment. Purchase orders shall only specify:

                 a) Peerless' purchase order number;
                 b) Peerless' tax status - exempt or non-exempt;
                 c) ship to location - complete address;
                 d) bill to location - complete address;
                 e) order from location - complete address;
                 f) shipping instructions, including preferred carrier and
                    carrier account number;
                 g) the Agreement Number of this Agreement;
                 h) name of customer contact;

Attachment No. 1                   Page 3 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

                 i) Product part numbers and quantities being ordered (in
                    increments of the Minimum Order Quantity ("MOQ");
                 j) the Product's applicable unit price; and
                 k) requested shipment dates.

5.2 Peerless will request NRE (which includes Prototypes) by issuing written purchase orders to the IBM ordering location identified in Section 9.0 of this Attachment. Purchase orders for NRE shall only specify:

                 a) items a through h above
                 b) Prototype part numbers and the Milestone to which the
                    purchase order applies; and
                 c) the applicable price of the NRE.

6.0      Delivery

6.1 The Purchase Order Lead Time for the Products and/or Services after receipt of Peerless' Purchase Order or all Items, whichever is received later, is as set forth in Section 3.0 of Part A of this Attachment.

6.2 Rescheduling Rights: Peerless may reschedule a Shipment Date for Product provided: (i) Peerless sends IBM written notice of the request to reschedule;
(ii) the notice is received by IBM more than thirty (30) days prior to the Shipment Date; and (iii) the rescheduled delivery date is within ninety (90) days after the Shipment Date. If the foregoing requirements are met, no cancellation charge will be imposed by IBM in connection with the rescheduling. Once a Shipment Date is rescheduled, the new shipment date is firm and cannot be rescheduled by Peerless.

7.0 Pricing

7.1 Peerless agrees to pay the following NRE charges:

         WorldWide Design Center NRE Charge:         $* U.S.
         Slot Charges                                $* U.S.

7.2      NRE consists of the following:

         CSSP Design Services including the following:

..   Simulation support of customer A15 405 assembler tests. This will consist of assistance in 405 initialization to enable execution of the assembler tests.
..   CSSP level integration.
..   Design and functional verification of the clock generation, Power management, reset control, and JTAG logic.
..   Co-Verification of the CSSP-level functionality. C
..   Co-Development of the I/O assignment and analysis.
..   CSSP-level synthesis and chip-level timing.
..   ASOK processing.
..   Physical design.
..   Static timing analysis.
..   First full RIT A/B mask set
..   Manufacturing slot and 30 Prototypes.

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Attachment No. 1                   Page 4 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

7.3      Payment Milestones for NRE Services

Part Name            Program
                     Initiation      RTL           ASP           TOTAL NRE
--------------------------------------------------------------------------------
WWDC NRE: QP+405     $*              $*            $*            $*
Slot Charges         $*              $*            $*            $*


Program Initiation = on date of Program Initiation
RTL = on date of execution of RTL by Peerless.
ASP = on date of shipment of Prototypes.

Compensation for Other Services:

Other service(s): To be determined by IBM on a request for quote basis.

7.4 Price Quantity Matrix:

Prototype pricing: Subject to availability, as determined by IBM, Peerless may order from the first Prototype lot additional Prototypes (in excess of the Prototypes included in the NRE charge), provided that IBM receives Peerless' purchase order for such additional Prototypes no later than five (5) working days prior to the scheduled RTM signoff.

Each Prototype device in excess of the thirty (30) Prototype devices included in the NRE charges shall cost $* per Prototype unit.

Product unit pricing:

           Volume              2001              2002                 2003
      (units per year)    Price per Unit    Price per Unit       Price per Unit

25,000 - 49,999              $*                 $*                   $*
50,000 - 99,999              $*                 $*                   $*
100,000 - 249,999            $*                 $*                   $*
250,000 or more              $*                 $*                   $*

       Minimum Order Quantity ("MOQ"):      * units per order
       Shipment Pack Quantity ("SPQ"):      * units per shipment
       Minimum Purchase Quantity ("MPQ"):   * units during the initial term of
                                              this Attachment.

       IBM will credit any Product purchases made by a Peerless Authorized Purchaser pursuant to Section 17.12 of the Base Agreement toward Peerless' MPQ.

7.5 Low Volume Charges

Peerless will owe IBM a "low volume" charge if Peerless does not purchase the MPQ over the initial term of this Attachment. The low volume charge shall be equal to the number of units by which Peerless' purchases of the Products during the initial term of this Attachment falls below the MPQ multiplied by the * tier price for the year 2002. If applicable, IBM shall invoice Peerless pursuant to
Section 6.0 of the Base Agreement.

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Attachment No. 1                   Page 5 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

Thus, for example, if Peerless purchases * units during the initial term of this Attachment, Peerless would owe a low volume charge of $* [*].

In the event Peerless' purchases during the initial terns of this Attachment fall below * for any of the following reasons-

        (a) under Section 5.1 IBM reduces the number of Products it delivers to Peerless;
        (b) IBM is unable to deliver Product that meets the requirements of
            Section 8.1;
        (c) IBM issues a credit to Peerless pursuant to 8.4; or
        (d) Peerless terminates the Agreement or this Attachment pursuant to 13.1--

then the parties will negotiate in good faith a reasonable modification of the MPQ based upon the reduction in the quantity of Product delivered due to any of the above reasons

8.0 Cancellation Charges

8.1 NRE Cancellation Charge:

If Peerless cancels a purchase order for NRE, fails to issue a purchase order for a Milestone within thirty (30) days after the completion of the previous Milestone, unreasonably withholds its signature on a Milestone, or otherwise cancels NRE, then IBM may cease work in connection with the Product. Additionally, Peerless shall pay IBM the total of all NRE charges due and owing at the time of the cancellation and all unpaid NRE charges applicable to the next NRE Payment Milestone according to the schedule set forth in Section 7.3 of this Attachment.

8.2 Product Cancellation Charge:

In accordance with Section 5 of the Base Agreement, the following charges will apply for any cancelled Peerless order or portion thereof. The "Cancellation Charge" referred to below is the percentage to be applied to the prices stated above in Section 7 of this Attachment.

               Cancellation                     Cancellation
               Notice                           charge
               Received by
               IBM

               Anytime
               after wafer
               start                            100%
               Prior to
               wafer start                      0%

9.0 Ordering Location:   Ship To:                        Bill To:

IBM                      Peerless Systems Corporation    Peerless Systems Corporation
281 Winter Street        2381 Rosecrans Ave., Suite 400  2381 Rosecrans Ave., Suite 400
Waltham, MA 02154        El Segundo, CA 90245            El Segundo, CA 90245
                         Attn: Mr. Russell Brudnicki     Attn: Mr. Russell Brudnicki

10.0 Coordinators/Administrators

Technical Coordinators:

        Peerless:   Russell Brudnicki           IBM:     Michael Campion
        Phone:      (310) 297 3144              Phone:   (607) 752 5271
        Fax:        (310) 727 3623              Fax:     (607) 752 5255
        Email:      rbrudnicki@peerless.com     Email:   mcampion@us.ibm.com

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Attachment No. 1                   Page 6 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

Pursuant to Section 15 of the Base Agreement, any notices hereunder shall be given to the following persons:

        Peerless:  Peerless Systems Corporation       IBM:       MD WW Contracts and Business Practices
        Address:   2381 Rosecrans Ave., Suite 400     Address:   IBM Technology Group
                   El Segundo, CA 90245                          1000 River Street, 965-3B
        Attn:      Mr. Russell Brudnicki                         Essex Jct., VT 05452
        Phone:     310 297-3144                       Phone:     (802) 769-3629
        Fax:       (310) 727-3623                     Fax:       (802) 769-3988
        Email:     rbrudnicki@peerless.com            Email:     cechanis@us.ibm.com

11.0 Term

The term of this Attachment expires on April 22, 2004.

12.0 Unique Terms and Conditions

The following terms and conditions are applicable to this Attachment only. Referring to the Base Agreement:

(a)      Add the following terms to the Base Agreement:

         9.5 Notwithstanding anything to the contrary contained herein, neither party shall be liable to the other party for any claims arising under this Section 9 which exceed, in the aggregate Two Million U.S. Dollars ($2,000,000.00).

         13.5 In the event that IBM determines to discontinue the manufacture of a Product, IBM will provide Peerless with at least one (1) year prior written notice of any such discontinuance. Peerless shall place any and all orders for such Product within six (6) months after such notice is given by IBM. Peerless must take final delivery of all Product under any such orders on or before the date that IBM has notified Peerless that such Product will be discontinued. All such orders will be completed and filled by IBM in the ordinary course of business and in accordance with the terms and conditions of this Agreement.

(b)      Modify the terms of the Base Agreement as follows:

         Delete section 4.1 in its entirety and replace it with the following:

         4.1 Products will be: (1) integrated or incorporated into systems sold under the logo or trade name of an Original Equipment Manufacturer ("OEM") under contract with Peerless or as otherwise agreed in writing by IBM and Peerless; or (2) distributed in incidental additional quantities for use as service or upgrade parts in systems in which Peerless has licensed its intellectual property. Peerless may also use up to 5% of the Products internally.

         Delete section 8.1 in its entirety and replace it with the following:

         8.1.1 IBM shall correct any errors in the CSSP design that are caused solely by IBM's acts and/or omissions, provided that Peerless notifies IBM's technical coordinator of the error prior to Prototype Acceptance and that Peerless provides Items IBM requires to correct any such error. IBM is not responsible for correcting any errors in the design caused by Peerless' acts and/or omissions, and Peerless shall pay IBM for correcting any such errors at a price to be mutually agreed upon by the parties. Once Peerless issues its Prototype Acceptance, IBM shall have no further warranty obligations for NRE provided by IBM hereunder. Notwithstanding the foregoing, if Peerless fails to issue its Prototype Acceptance within six (6) months of IBM's first delivery of Prototypes, then IBM shall have no further warranty obligations for NRE provided by IBM hereunder.

         8.1.2 IBM warrants that each unit of Product will be free from defects in material and workmanship and will conform to the Product Specifications as set forth in the RTM for twelve (12) months after delivery. For purposes of this provision only, delivery to Peerless of each unit of Product is deemed to occur five (5) calendar days after shipment from IBM. This warranty does not include repair of damage resulting from failure to provide a suitable installation environment, any use for other than the intended purpose, accident, disaster, neglect, misuse, transportation, alterations, or non-IBM repairs or activities. Peerless acknowledges that the functionality of Products is contingent on Peerless' designs and, therefore, such warranty does not apply to the functionality of Products fabricated under this Agreement.

Attachment No. 1                   Page 7 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

                                     Part A

1.0 Product Names and Descriptions

        Product Type: CSSP

        Peerless' Product Name: QP+405

        Process Technology: CMOS 6SF

        Chip Image Description: 7.43 mm x 7.43 mm, 5 levels of metal, 585k gates

        Package Description: ePBGA 385 lead

        Product's Export Classification Control Number ("ECCN"): TBD

2.0 Product Design Schedule:

Description                                                       Responsible Company     Estimated Completion
                                                                                          Date
Program Initiation                                                Both                    Completed
Preliminary ASR                                                   Peerless                Completed
Preliminary CSSP Verification Plan                                Both                    Completed
Initial Design Review (IDR)                                       Both                    Completed
First Chip Netlist                                                IBM                     Completed
Final CSSP Verification Plan                                      Both                    Completed
Final ASR                                                         Peerless                Completed
Completion of CSSP Verification                                   Both                    Completed
RTL review and sign-off (RTL)                                     Both                    Completed
RTM (Including Review and Sign-off)                               Both                    Completed
Functional specs, Timing Reports, Power data, and test coverage.  Both                    Completed
Prototype Shipment                                                IBM                     Completed
Prototype Acceptance                                              Peerless                Completed
Production                                                        IBM                     Completed

3.0 Purchase Order Lead Times: (to include purchase order approval and manufacturing lead time):

            Prototype: Prototypes to be delivered within seventy (70) calendar days after RTM.

            Production: Sixteen (16) weeks.

Attachment No. 1                   Page 8 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001

                                     Part B

                               Items /Deliverables

1.0   IBM Deliverables and Items associated with the IDR Milestone:

         Items:

      Functional requirements.
      Operating conditions and requirements.
      Architectural Specifications.
      Unit Verification Plans and testcases
      Sign-off on IBM and Peerless' Preliminary CSSP Verification Plans Sign-off on Peerless' Preliminary Architectural Specifications.

         IBM Deliverables:

      PLB bus functional models
      Unit Verification Plans for modified/custom logic.

2.0   IBM Deliverables and Items Associated with the RTL Milestone

         Items:

      Final CSSP gate level netlist
      Final CSSP timing assertion files with sign-off.
      Sign-off on the Final Architectural Specification.
      CSSP functional verification completion with sign-off.
      Final CSSP pin-out with sign-off.

         IBM Deliverables:

      Final CSSP gate level netlist
      Sign-off on the Final CSSP Verification Plan and Status.
      Sign-off on the Final Architectural Specification.
      Pre-layout timing results. Sign-off on final pin-out listing. Final timing assertion files with sign-off.

3.0   IBM Deliverables associated with the RTM Milestone

         IBM Deliverables:

      Post layout timing reports.
      All required manufacturing data and checklists.
      Final test coverage for CSSP.

Attachment No. 1                   Page 9 of 9      Peerless Systems Corporation
Custom Sales Agreement No. 000334                                 April 23, 2001